Exhibit 99.01
Press Release
www.shire.com

Director/PDMR Shareholding

December 16, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on December 15, 2009, it was notified by Ms Tatjana May, a Person Discharging Managerial Responsibility, of the exercise, on the same day, of an option over 131,953 Shire ordinary shares of 5p (“Shares”) at an exercise price of £3.38.  Ms May chose to use a net settled cashless exercise facility run by the Company which resulted in a total of 94,438 Shares being transferred to her.  The option over the remaining 37,515 Shares lapsed.

In addition, the Company was notified by Ms May on December 15, 2009 of the sale of 94,438 Shares at a price of £11.8889.

Following this transaction Ms May retains options, stock appreciation rights and performance shares over a total of 528,485 Shares in the Company.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX